Exhibit 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Lisa Boyette/Leann Vandergrift Media Relations 949.349.3652/7420

949.349.2000 tel 949.349.7175 fax	Ken Lockwood Investor Relations 949.349.3815 tel 949.349.5375 fax

News Release

Fluor Reports 2005 Results with
Record Earnings on 40 Percent Revenue Increase
     ALISO VIEJO, Calif., — March 1, 2006 — Fluor Corporation (NYSE: FLR) today announced financial results for its fourth quarter and year ended December 31, 2005. Revenues for 2005 increased 40 percent to $13.2 billion, from $9.4 billion in 2004, reflecting double-digit growth in all five business segments. Net earnings were a record $227.3 million, or $2.62 per share, compared with $186.7 million, or $2.25 per share in 2004. Full year earnings results reflect substantial growth in the Oil & Gas and Global Services businesses, which were partly offset by a loss in Industrial & Infrastructure and a provision related to foreign employment taxes for expatriates. Consolidated operating profit for the year was $436.0 million, up 4 percent from $420.0 million a year ago. While revenues were up substantially, operating margins decreased to 3.3 percent from 4.5 percent in 2004, due to the items mentioned above. Earnings benefited from a lower tax rate of 24 percent, versus a historical rate of about 33 percent, primarily due to the impact of favorable audit settlements with the IRS and utilization of certain tax credits.
     New awards for 2005 were very strong at $12.5 billion, just under the company record of $13.0 billion reported in 2004. Fourth quarter awards of $3.4 billion were on par with a year ago, and continued at the elevated pace that began eight quarters ago. Consolidated backlog rose to $14.9 billion, compared with $14.8 billion at the end of last year.
     “I am pleased with our overall performance in 2005,” said Chairman and Chief Executive Officer Alan Boeckmann. “Earnings per share grew for the fifth consecutive year, and the company posted record earnings on a substantial increase in revenues. The performance of our Industrial & Infrastructure group resulted in a loss in that unit for the year, and as a result we have strengthened the management team and refined the business model, which we believe will substantially improve their results going forward.”
     “I am particularly encouraged by the strength of our markets, and our success in winning new projects. With an abundance of opportunity, and an unprecedented level of capital investment in many of the industries that we serve,” added Boeckmann, “the prospects for continuing growth look very good.”
     Corporate G&A expense for the year was $143.7 million compared with $142.4 million a year ago. Fluor’s cash and securities grew to $789 million at year-end versus $605 million a year ago. The debt-to-total capital ratio was reduced to 21 percent, down from 26 percent a year ago.
Outlook
     Looking ahead to 2006, Fluor continues to see a favorable outlook for new project prospects. With few exceptions, the major markets that Fluor serves are in a positive part of their business cycle, and the company is well positioned to capitalize on broad-based, strengthening capital spending trends. Opportunities across all business segments continue to develop, with sizable prospects pending in the oil and gas, power, mining, transportation and government markets. Ongoing strength in new awards combined with strong backlog is expected to drive earnings growth in 2006. Guidance for 2006 remains in the range of $2.80 to $3.10 per share, including the cost of moving the corporate headquarters to Dallas, Texas and the impact of the adoption of FASB-123(R) related to accounting for stock-based compensation.
Business Segments
     Fluor’s Oil & Gas segment reported very strong operating profit for the year of $242.0 million, an increase of 50 percent compared with $161.0 million in 2004. Revenues increased 54 percent to $5.3 billion, and operating margins of 4.6 percent were maintained at essentially the same level as a year ago. These outstanding results reflect the significant ramp-up in new awards driven by escalating demand for energy, substantial progress on major upstream, downstream and petrochemical projects, and the resolution of longstanding claims on the Hamaca crude upgrader project in Venezuela. These positive results were partly offset by the provision for the employment tax costs associated with expatriates, the majority of which related to employees in Oil & Gas.
     Fluor’s Industrial & Infrastructure segment reported an operating loss of $16.7 million, compared to an operating profit of $62.4 million last year. Results from the majority of the I&I operation were profitable, but were more than offset by loss provisions on several projects, including a $24 million charge on a transportation project, and a loss of $32 million from the settlement of a Caribbean hotel project dispute. Revenues rose 54 percent to $3.2 billion, mainly due to the substantial work performed on mining projects booked last year.
     The Government segment had another very strong year, with operating profit of $83.7 million, on par with a year ago. Increased profit contributions from DOE projects and reconstruction work in Iraq, along with the incremental contribution from disaster relief work for FEMA, were partially offset by loss provisions totaling $56 million on four fixed price embassy projects. Revenues increased 17 percent to $2.7 billion, from $2.3 billion last year, mainly due to disaster relief work following hurricanes in the Gulf region. Operating margins declined to 3.1 percent, from 3.7 percent a year ago, as a result of loss provisions on the embassy contracts.

     Operating profit for the Global Services segment grew by 14 percent in 2005 to $113.7 million, from last year’s $99.5 million, reflecting solid performance by all units within the segment. Revenues rose 23 percent to $1.6 billion, from $1.3 billion a year ago, mainly driven by growth in operations and maintenance work and the equipment services unit. Operating margins declined modestly from 7.8 percent to 7.2 percent in 2005, reflecting a shift in the mix of business among the segment’s various service lines.
     Fluor’s Power segment reported $13.3 million in operating profit, about level with profits of $13.6 million in 2004. Unit revenues increased 18 percent, to $384 million, as new awards and backlog have begun to recover from their very low levels last year. Operating margins declined to 3.5 percent, from 4.2 percent a year ago, reflecting the impact of a loss on one project.
Fourth Quarter Results
     Net earnings for the fourth quarter were $65.1 million, or 74 cents per share, compared with $47.9 million, or 57 cents per share in 2004. The quarter was substantially improved by the favorable tax audit settlement, which resulted in a $9 million benefit on the income tax line compared with a $23 million income tax expense a year ago. Operating profits for the fourth quarter declined by 10 percent to $104.6 million, from $116.8 million a year ago, including a $20 million loss provision on a transportation project and a $19 million provision for expatriate taxes in foreign jurisdictions. Strong growth in Oil & Gas, Global Services and Government was offset by an operating loss in Industrial & Infrastructure and the expatriate cost issue. Revenues for the quarter rose 45 percent to $4.0 billion, compared with $2.7 billion a year ago, reflecting substantial growth in all business segments.
Fourth Quarter and Year-End Conference Call
     Fluor will host a conference call at 10:00 a.m. Eastern Standard Time on Thursday, March 2, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.
About Fluor Corporation
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the preliminary financial results of the Company pending completion of the Company’s audit, future backlog, revenue and earnings growth opportunities, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: differing financial results upon completion of the Company’s audit; failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 1, 2006. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3815. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)

THREE MONTHS ENDED DECEMBER 31	2005	2004
Revenues	$3,962.8	$2,739.9
Costs and Expenses:
Cost of Revenues	3,858.2	2,623.1
Corporate G&A	52.9	48.7
Net Interest Income	(4.2)	(2.5)

Total Costs and Expenses	3,906.9	2,669.3

Earnings before Income Taxes	55.9	70.6
Income Tax (Credit) Expense	(9.2)	22.7

Net Earnings	$65.1	$47.9

Basic Earnings per Share
Net Earnings	$0.76	$0.58
Weighted Average Shares	85.4	82.3
Diluted Earnings per Share
Net Earnings	$0.74	$0.57
Weighted Average Shares	88.3	83.4
New Awards	$3,403.1	$3,369.0
Backlog	$14,926.6	$14,765.8
Work Performed	$3,882.6	$2,686.6

YEAR ENDED DECEMBER 31	2005	2004
Revenues	$13,161.1	$9,380.3
Costs and Expenses:
Cost of Revenues	12,725.1	8,960.2
Corporate G&A	143.7	142.4
Net Interest Income	(7.3)	(3.5)

Total Costs and Expenses	12,861.5	9,099.1

Earnings before Income Taxes	299.6	281.2
Income Tax Expense	72.3	94.5

Net Earnings	$227.3	$186.7

Basic Earnings per Share
Net Earnings	$2.68	$2.29
Weighted Average Shares	84.8	81.6
Diluted Earnings per Share
Net Earnings	$2.62	$2.25
Weighted Average Shares	86.7	82.8
New Awards	$12,517.4	$13,028.6
Backlog	$14,926.6	$14,765.8
Work Performed	$12,888.7	$9,185.5

FLUOR CORPORATION

BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2005	2004
Revenues
Oil & Gas	$1,446.8	$1,068.2
Industrial & Infrastructure	1,114.9	641.7
Government	848.6	571.8
Global Services	461.6	383.3
Power	90.9	74.9

Total revenues	$3,962.8	$2,739.9

Operating Profit (Loss) Margin $ and %	$	%	$	%
Oil & Gas	$54.0	3.7	$49.3	4.6
Industrial & Infrastructure	(17.2)	(1.6)	21.3	3.3
Government	34.3	4.0	20.0	3.5
Global Services	32.3	7.0	29.4	7.7
Power	1.2	1.3	(3.2)	(4.2)

Total Operating Profit (Loss) Margin $ and %	$104.6	2.6	$116.8	4.3

YEAR ENDED DECEMBER 31	2005	2004
Revenues
Oil & Gas	$5,291.2	$3,428.9
Industrial & Infrastructure	3,200.4	2,074.3
Government	2,708.2	2,270.5
Global Services	1,577.7	1,280.2
Power	383.6	326.4

Total revenues	$13,161.1	$9,380.3

Operating Profit (Loss) Margin $ and %	$	%	$	%
Oil & Gas	$242.0	4.6	$161.0	4.7
Industrial & Infrastructure	(16.7)	(0.5)	62.4	3.0
Government	83.7	3.1	83.5	3.7
Global Services	113.7	7.2	99.5	7.8
Power	13.3	3.5	13.6	4.2

Total Operating Profit (Loss) Margin $ and %	$436.0	3.3	$420.0	4.5

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	DECEMBER 31, 2005	DECEMBER 31, 2004
Cash and Cash Equivalents	$789.0	$604.5
Total Current Assets	3,108.2	2,723.3
Total Assets	4,574.4	3,969.6
Total Short-Term Debt	330.0	129.9
Total Current Liabilities	2,339.3	1,764.0
Long-term Debt	92.0	347.6
Shareholders’ Equity	1,630.6	1,335.8

Total Debt to Capitalization %	20.6%	26.3%
Shareholders’ Equity Per Share	$18.72	$15.81

SELECTED CASH FLOW ITEMS
($ in millions)

	YEAR ENDED DECEMBER 31
	2005	2004
Cash Provided (Utilized) by Operating Activities	$408.7	$(84.2)

Investing Activities
Capital Expenditures	(213.2)	(104.4)
Other, Net	54.1	46.6

Cash Utilized by Investing Activities	(159.1)	(57.8)

Financing Activities
Proceeds from Issuance of Debt, Net	—	322.5
Repayments of Debt	(129.9)	(128.6)
Project Financing	74.4	—
Issuance of Common Stock	41.8	—
Cash Dividends	(68.7)	(53.5)
Other, Net	50.3	69.6

Cash Provided (Utilized) by Financing Activities	(32.1)	210.0

Effect of Exchange Rate Changes on Cash	(33.0)	40.0

Increase in Cash and Cash Equivalents	$184.5	$108.0

Depreciation	$102.0	$87.0

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2005		2004		% Chg
Oil & Gas	$1,551	45%	$772	23%	101%
Industrial & Infrastructure	720	21%	1,077	32%	(33)%
Government	601	18%	406	12%	48%
Global Services	165	5%	617	18%	(73)%
Power	366	11%	497	15%	(26)%

TOTAL NEW AWARDS	$3,403	100%	$3,369	100%	1%

YEAR ENDED DECEMBER 31	2005		2004		% Chg
Oil & Gas	$4,430	36%	$4,025	31%	10%
Industrial & Infrastructure	2,350	19%	4,600	35%	(49)%
Government	2,535	20%	2,254	17%	12%
Global Services	2,177	17%	1,538	12%	42%
Power	1,025	8%	612	5%	67%

TOTAL NEW AWARDS	$12,517	100%	$13,029	100%	(4)%

BACKLOG TRENDS
($ in millions)

AS OF DECEMBER 31	2005		2004		% Chg
Oil & Gas	$6,044	40%	$5,353	36%	13%
Industrial & Infrastructure	3,886	26%	5,083	35%	(24)%
Government	1,422	10%	1,520	10%	(6)%
Global Services	2,463	17%	2,258	15%	9%
Power	1,112	7%	552	4%	101%

TOTAL BACKLOG	$14,927	100%	$14,766	100%	1%

United States	$5,290	35%	$5,418	37%	(2)%
The Americas	2,518	17%	3,781	25%	(33)%
Europe, Africa and the Middle East	5,890	40%	4,708	32%	25%
Asia Pacific	1,229	8%	859	6%	43%

TOTAL BACKLOG	$14,927	100%	$14,766	100%	1%